Exhibit 99.1

FOR IMMEDIATE RELEASE
September 8, 2016

Media Contact: Laura ZuHone	Investor Contact: Aaron Holt
VP, Director of Marketing	AVP, Shareholder Relations
217-258-0675	217-258-0463
lzuhone@firstmid.com	aholt@firstmid.com

First Mid-Illinois Bancshares, Inc. completes acquisition of First Clover Leaf Financial Corp.

MATTOON, IL -- First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (“First Mid” or the “Company”) announced today that the acquisition of First Clover Leaf Financial Corp. (NASDAQ: FCLF) (“First Clover Leaf”) has been completed. The acquisition represents approximately $537 million in deposits and $450 million in performing loans in seven full-service banking centers in Illinois and Missouri, operating as First Clover Leaf Bank.

There are no immediate changes for First Clover Leaf customers. The conversion of accounts from First Clover Leaf to First Mid is expected to happen early next year, with plans to provide information to customers well in advance of any changes that may affect them.

“We are very excited to expand our St. Louis metro east presence,” said Joe Dively, First Mid Chairman and Chief Executive Officer. “We look forward to maintaining strong relationships and involvement in these communities and the opportunity to bring expanded services to our First Clover Leaf customers.”

With the completion of this acquisition, First Mid will have 53 banking centers and 66 ATM’s across Illinois and Missouri. This growth expands its overall service area and offers customers banking capabilities in 37 Illinois communities.

Chartered in 1865, First Mid-Illinois Bank & Trust is recognized as one of America’s top performing banks, having earned a five-star Bauer Financial rating, been recognized as a top 100 community bank by S&P Global Market Intelligence, as well as being named Small Business Administration (SBA) 2016 Central/Southern Illinois Community Lender of the Year.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.8 billion community-focused organization that provides financial services through a network of 53 banking centers in 37 Illinois communities. Our talented team is comprised of over 600 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers. More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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